Exhibit 10.3

RETIREMENT AND TRANSITION AGREEMENT

RETIREMENT AND TRANSITION AGREEMENT (this “Agreement”) made and entered into by and between American Equity Investment Life Holding Company (the “Company”) and Debra J. Richardson (the “Executive”), dated June 29, 2016 (the “Effective Date”). For purposes of this Agreement, “Company” shall be deemed to include the Company and its affiliated entities.

WHEREAS, the Executive has been employed with the Company since December 1995;

WHEREAS, the Executive has determined that she wishes to retire from the Company; and

WHEREAS, the Executive and the Company wish to set forth the terms and conditions under which she will retire from the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

1.Resignation and Transition Period.    The Executive resigns as Executive Vice President and Secretary of the Company and all officer positions Executive holds in any of the Company’s subsidiaries effective on or before June 30, 2016. From July 1, 2016 through December 31, 2016 (the “Transition Period”), Executive will remain an employee of the Company. During the Transition Period, the Company will pay the Executive a semi-monthly amount of $10,729.17 in accordance with the Company’s usual payment practices, and the Executive will remain eligible for health and life insurance coverage on the same terms and conditions (including payment by Executive of her portion of the premiums) as in effect at the Company from time to time.

2.	Effect of Retirement.

(a)	As of January 1, 2017 (the “Retirement Date”), the Executive shall no longer be an employee of the Company.

(b)
2016 Cash Incentive Award. The Executive will be entitled to receive an award for 2016 pursuant to the Company’s Short-Term Performance Incentive Plan (the “Short-Term Plan”) as she will be deemed to be actively employed as of the last day of the Award Year (as defined in the Short-Term Plan). For the basis of determining the amount of her Incentive Award (as defined in the Short-Term Plan), Executive’s Base Salary (as defined in the Short-Term Plan) will be deemed to be $257,500. Payment will be made to the Executive within the timeframe, and subject to the provisions of, the Short-Term Plan.

(c)
Deferred Compensation. Following the Transition Period, the Executive shall be entitled to receive her account balance under the Company’s deferred compensation plan which balance shall be paid to the Executive in accordance with the terms of such plan.

(d)
RSUs. Subject to Sections 3 and 4 hereof, each restricted stock unit (“RSU”) granted to the Executive by the Company before the Transition Period will be treated pursuant to Section 2(e)(iii) of the relevant Award Agreement between the Company and the Executive. For the avoidance of doubt, RSUs granted other than under the 2009 Employee Incentive Plan shall be deemed subject to the definition of “Retirement” as contained in the 2009 Employee Incentive Plan. For purposes of calculating awards under all outstanding Award Agreements as of the Retirement Date, the Executive’s employment shall be deemed to have terminated on June 30, 2016.

(e)
Options. Subject to Sections 3 and 4 hereof, following the Transition Period, the Executive shall be entitled to exercise each option to purchase shares of the Company’s common stock which the Executive holds and which is outstanding as of the Retirement Date (collectively, the “Options”), in whole or in part, until the expiration date of the Option. Such Options shall continue to be governed by the terms of the applicable agreements, terms and conditions and plans (including provisions permitting adjustment of options in the event of certain corporate events). Each Option is listed on Exhibit A hereto; along with the number of shares subject thereto, the applicable per-share exercise price and the expiration date of such Option.

(f)
Health Insurance. For a period of eighteen (18) months following the Transition Period (the “COBRA Period”), the Executive will be eligible to participate in the Company’s COBRA continuation medical coverage. During the COBRA Period, the Company shall contribute towards the Executive’s COBRA continuation coverage an amount equal to the employer-paid health insurance premium the Executive would have received if she remained employed by the Company; provided, however, that nothing in this Section 2(e) shall limit the Company’s right to amend or terminate at any time such benefits.

3.	Release of Claims.

The Executive shall receive the compensation and benefits as set forth in this Agreement from the Company only if the Executive executes and delivers to the Company on or before the Retirement Date a release in form and substance satisfactory to the Company (and does not revoke such release during the applicable revocation period).

4.	Confidentiality.

The Executive acknowledges that (a) while employed by the Company, the Executive has had, and may continue to have, access to and/or acquired and assisted, or will acquire and assist, in the development of confidential and proprietary information, inventions, and trade secrets relating to the present and anticipated business and operations of the Company and its affiliates which is not generally known to the public, including without limitation: research projects; sales and marketing methods; business opportunities; marketing plans; sales forecasts and product plans; distributor and customer pricing information; personnel data regarding employees of the Company and its affiliates, including salaries; and other information of a similar confidential nature not available to the public (collectively, “Confidential Information”); and (b) such Confidential Information has been disclosed to the Executive in confidence and only for the use of the Company. The Executive agrees that at all times following the Transition Period, the Executive shall keep secret and retain in strictest confidence, and shall not use or disclose, directly or indirectly, any Confidential Information; provided, however, that nothing in this Agreement shall prevent the Executive from disclosing Confidential Information (i) that becomes publicly available or (ii) in response to any subpoena or court order, provided, however, that prior to making any such disclosure, the Executive shall provide the Company with written notice of the subpoena, court order or similar legal process sufficiently in advance of such disclosure to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

The Executive acknowledges and agrees that (1) the business in which the Company and its affiliates are engaged is intensely competitive, (2) the Executive has had access to and developed, and may have access to and develop, Confidential Information and (3) the confidentiality covenant set forth in this Section 4 is reasonable and necessary for the protection and continuity of the business and goodwill of the Company and its affiliates. The Executive further acknowledges and agrees that irreparable injury will result to the Company if the Executive breaches such covenant, and that in the event of the Executive’s actual or threatened breach of such covenant, the Company will have no adequate remedy at law. The Executive accordingly agrees that in the event of an actual or threatened breach or non-performance by the Executive of such covenant, (A) the Company shall be entitled to injunctive and other equitable relief in perpetuity from any court of competent jurisdiction, without the necessity of showing actual monetary damages or the posting of a bond or other security, (B) the Options in Section 2(d), to the extent unexercised, shall terminate and be cancelled immediately and (C) the RSUs in Section 2(d), to the extent unvested, shall terminate and be forfeited immediately. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

5.	General Provisions.

(a)
Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(b)
Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national or international courier service (including Federal Express), and addressed to the Executive at the last known address on the books of the Company or, in the case of the Company, at the Company’s principal place of business, attention of the Chairman of the Company, or to such other address as either party may specify by notice to the other actually received.

(c)
Successors and Assigns. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(d)
Governing Law; Captions; Amendment. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Iowa, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(e)
Code Section 409A Compliance. The Company and the Executive each hereby affirm that it is their mutual view that the provision of payments and benefits described or referenced herein are exempt from or in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury regulations relating thereto (“Section 409A”) and that each party’s tax reporting shall be completed in a manner consistent with such view. The Company and the Executive each agree that upon the Retirement Date, the Executive shall experience a “separation from service” for purposes of Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Transition Period shall instead be paid on the first business day after the date that is six months following the Retirement Date (or death, if earlier). Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. Neither the Company nor its affiliates shall be liable in any manner for any federal, state or local income or excise taxes (including but not limited to any taxes under Section 409A), or penalties or interest with respect thereto, as a result of the payment of any compensation or benefits hereunder or the inclusion of any such compensation or benefits or the value thereof in the Executive’s income. The Executive acknowledges and agrees that the Company shall not be responsible for any additional taxes or penalties resulting from the application of Section 409A.

(f)
Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all amounts that are required or authorized to be withheld, including, but not limited to, federal, state, local and foreign taxes to be withheld by applicable laws or regulations.

(g)
Entire Agreement. This Agreement constitutes the entire agreement between the Executive and the Company with respect to the subjects addressed herein and supersedes all prior agreements, understandings and representations, written or oral, with respect to those subjects.

(h)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and which together shall be deemed to be one and the same instrument.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first set forth above, to be effective as of the Effective Date.

ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:

Debra J. Richardson	American Equity Investment Life Holding Company

By:
Date: June 29, 2016	Date: June 29, 2016

EXHIBIT A

Option Summary

Vesting Date	Expiration Date	# of Options	Exercise Price
6/11/2013	6/11/2020	27,750	$9.27
5/8/2012	5/8/2019	40,000	$7.00
6/11/2011	6/11/2018	40,000	$10.85